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Exhibit 10.1

        [COMFORT SYSTEMS LOGO]

March 27, 2008

[NAME]
[ADDRESS]

Dear [NAME]:

        As you know, the Compensation Committee of the Board of Directors of Comfort Systems USA, Inc. ("CSUSA") the parent of Comfort Systems USA (Texas), L.P. (the "Company"), is implementing changes to the compensation structure for executives of CSUSA and the Company, including yourself. These changes are intended to provide for a more standardized compensation structure across the Company's executives, and the Compensation Committee believes these changes are in the best interests of the Company's shareholders. The changes include the following:

  •
  the termination of individual employment agreements with senior level executives:

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  the adoption of an Executive Severance Policy, which includes a death and disability benefit, to establish a severance program for senior level executives; and

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  the implementation of standardized Change in Control Agreements providing for certain benefits to senior level executives in the event of a change in control.

        This letter agreement is intended to communicate to you the changes in the compensation system that have taken place, as well as evidence your agreement to relinquish your rights pursuant to the Employment Agreement, dated [DATE], between you and the Company, including any amendments or modifications thereof (collectively, the "Employment Agreement"). In consideration of those benefits and rights afforded you pursuant to (i) Comfort System USA, Inc.'s Executive Severance Policy; (ii) the Comfort System USA, Inc. Change in Control Agreement; and (iii) the Comfort Systems USA, Inc. 2006 Equity Incentive Plan Restricted Stock Award Agreement (each of which is enclosed herewith), your execution of this Letter Agreement as well as the 2006 Equity Incentive Plan Restricted Stock Award Agreement memorializes your and the Company's mutual agreement to terminate the Employment Agreement. Upon full execution of this Letter Agreement the Employment Agreement shall be null and void and no party thereto shall have any further liability or obligations pursuant to the Employment Agreement.

        This Letter Agreement may be executed in two counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles that would require the application of the law of another jurisdiction.

        Please confirm your consent and acknowledgement of the foregoing by countersigning this letter where indicated below and returning a copy to the Office of the General Counsel no later than April 1, 2008. After you return an executed copy of this Letter Agreement, it will become effective on the date of the signature of an authorized representative of the Company in the space below.

Very truly yours,
Comfort Systems USA (Texas), L.P.

ACCEPTED AND AGREED:
[NAME]

Signature:

Date:
COMFORT SYSTEMS USA (TEXAS), L.P.

By:	COMFORT SYSTEMS USA GP, INC., its general partner

Signature:
Printed Name:
Date:

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  Exhibit 10.1